EXHIBIT 3.5

                            CERTIFICATE OF CORRECTION
                                       OF
                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                              LOG ON AMERICA, INC.

      Log On America, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

      1. The name of the corporation is Log On America, Inc.

      2. the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the "Certificate of Designations"), which was filed with the Secretary of State of Delaware on August 17, 2001, is hereby corrected.

      3. The defect to be corrected in said instrument is adding a new subsection (h) at the end of section (4) of the Certificate of Designation.

      4. The portion of the instrument in corrected form is as follows:

            (4) Conversion of Preferred Shares.

                  (h) Limitation on Conversion. In no event shall a holder of Series B Shares be permitted or required pursuant to a conversion of Series B Shares to convert any Series B Shares in excess of the number of such shares, upon the conversion of which the number of shares of Common Stock beneficially owned by such holder would equal or exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the holders of Series B Shares that no such holder shall be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Company may otherwise have), the Company may rely on the holder's determination of whether Series B Shares are convertible pursuant to the terms hereof, the Company having no obligation whatsoever to verify or confirm the accuracy of such determination. Upon the written request of any holder, the Company shall promptly, but in no event later that one (1) Business Day following the receipt of such request, confirm in writing to any such holder the number of shares of Common Stock then outstanding. This paragraph may be amended only with the consent of the holders of a majority of the


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            shares of Common Stock then  outstanding.  Nothing  contained herein shall be deemed to restrict the right of a holder of Series B Shares to convert Series B Shares at such time as the conversion thereof will not violate the provisions of this paragraph 4(h). For purposes of any provision of this Certificate whereby rights are distributed or determined on the basis of the number of shares of Common Stock into which the Series B Shares are convertible, such distribution or determination shall be made without regard to the limitation contained herein.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed by David Paolo, its President, as of the 8th day of November 2001.

                                                      LOG ON AMERICA, INC.

                                                      By: /s/ David Paolo
                                                          -----------------
                                                          Name: David Paolo
                                                          Its:  President